Exhibit 99.1

SWM ANNOUNCES THIRD QUARTER 2019 RESULTS

ALPHARETTA, GA, November 4, 2019 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three month period ended September 30, 2019.

Adjusted measures are reconciled to GAAP at the end of this release. Financial and operating comparisons are versus the prior year period and are from continuing operations. Figures may not sum to total due to rounding. Definitions: Advanced Materials & Structures (AMS), reverse osmosis (RO), Engineered Papers (EP), low ignition propensity (LIP), reconstituted tobacco leaf (RTL), heat-not-burn (HnB)

Third Quarter 2019 Financial Results Summary

•	Total sales were $256.4 million, down 2%, and flat excluding currency impact

•	GAAP operating profit was $34.6 million, or 13.5% of sales, up 11%

•	Adjusted operating profit was $41.9 million, or 16.3% of sales, up 14%

•	GAAP EPS was $0.90, down from $1.33; prior year quarter included $0.68 of one-time benefits

•	Adjusted EPS was $1.01, up 29%

Third Quarter 2019 Business Highlights

•	AMS segment sales increased 4%, or 5% absent currency impacts, driven by continued strong gains in transportation and filtration products, as well as growth in medical

•
AMS GAAP and adjusted operating profit margin expanded 540 and 480 basis points, respectively, due to strong organic sales growth, fixed cost reductions, and favorable resin input costs; adjusted operating profit increased 39%

•	EP segment sales decreased 7%, or 4% absent currency impacts; positive price/mix performance partially offset lower volumes

•
EP GAAP operating profit and adjusted operating profit margin expanded 130 and 290 basis points, respectively, due to positive price/mix benefits and lower wood pulp input costs; adjusted operating profit increased 7%

Dr. Jeff Kramer, Chief Executive Officer, commented, "Third quarter Adjusted EPS increased nearly 30%, highlighted by strong organic sales growth in AMS, solid execution across both businesses, and favorable raw material costs contributing to healthy profit growth."

"AMS segment profits grew nearly 40% versus last year when raw material costs had a significant margin impact. With rising polypropylene costs no longer clouding our results, we can see the benefits of strong organic growth and cost efficiency efforts as we delivered nearly 500 basis points of margin expansion. Top-line strength was generally balanced across our core end-markets. Filtration and transportation continued to demonstrate positive momentum and our medical business also increased, driving solid overall sales growth. EP segment profits increased 7% as our focus on higher-value products, good operational execution, and lower wood pulp input costs helped drive margin expansion. Our continued strategic de-emphasis on lower-margin non-tobacco products coupled with slightly higher attrition rates in the US weighed on volumes."

Dr. Kramer concluded, "We continue to deliver on our vision of profit stability in our paper business and growth in our AMS platform that was the basis of our 2019 earnings outlook. To date, results are on plan, cash flow generation is robust, and we continue to execute against our strategic initiatives of new product innovations, global capacity additions in our fastest growing technologies and products, and projects to further improve our cost structure and efficiency."

Third Quarter 2019 Financial Results

Advanced Materials & Structures segment sales were $126.1 million, up 4%, or 5% absent negative Euro-driven currency impacts. High growth in transportation, driven by paint protection films and glass lamination products, led the portfolio. Filtration sales, largely bolstered by sustained growth in RO water applications, were also key to the continued organic sales increase. Medical products contributed to top-line gains, while infrastructure and construction and industrial sales lagged. GAAP operating profit was $19.3 million, or 15.3% of sales, up 62%. Adjusted operating profit was $24.4 million, up 39%, with margin expanding 480 basis points to 19.3%. Organic sales growth, reduced fixed costs and improved manufacturing efficiencies, and lower polypropylene resin input costs drove the increased profitability.

Engineered Papers segment sales were $130.3 million, down 7%, but down 4% absent negative currency impacts due mostly to a lower Euro. Positive price/mix performance of 6% was offset by a volume decline of 10%. Price/mix benefited from contractual wood pulp-based price escalators, as well as a higher mix of cigarette papers and wrapper and binder volumes. The volume decline was driven by continued de-emphasis of lower margin printing and writing volumes and declines in tobacco related volumes from industry attrition and inventory draw-downs by certain customers. GAAP operating profit was $27.3 million, or 21.0% of sales, down 1%. Adjusted operating profit was $29.5 million, up 7%, with adjusted operating margin expanding 290 basis points to 22.6%. Margins increased primarily due to positive price/mix movements within the portfolio, improved manufacturing performance, SG&A reductions, and lower wood pulp input costs. Currency movements resulted in a negative $0.8 million impact to operating profit.

Unallocated GAAP and adjusted expenses were each $12.0 million, up $3.7 million, and were 4.7% of total sales, up 150 basis points. The most significant component of the increase was higher deferred compensation expenses compared to the prior year period related to relative stock price movements during the two periods. Other unallocated expense drivers included investments in upgraded IT systems to support growth, and the timing of certain other corporate expenses.

Consolidated sales were $256.4 million, down 2%. GAAP operating profit was $34.6 million, up 11%, and GAAP operating profit margin was 13.5%. Adjusted operating profit was $41.9 million, up 14%, and adjusted operating profit margin was 16.3%, up 220 basis points. Adjusted EBITDA was $51.4 million, up 11%, and adjusted EBITDA margin was 20.0%, up 210 basis points. GAAP income was $27.7 million, versus $40.9 million; GAAP EPS was $0.90. Adjusted income was $31.2 million, up 25%; Adjusted EPS was $1.01.

Interest expense was $6.7 million, but reflected a $0.6 million favorable adjustment related to 2Q:19 Brazil tax assessment expenses. Absent this adjustment, interest expense on debt was $7.3 million, flat with prior year, as higher effective interest rates as a result of the bond issuance during the third quarter of 2018 were offset by lower debt balances. Other income was $1.7 million, down from $11.2 million, as prior year results included a $10.2 million benefit, or $0.25 per share, from the revaluation of a contingent liability.

The Company reported a tax rate of 10.8%, versus an income tax benefit of $5.6 million in the prior year period. The change is primarily due to a $13.0 million, or $0.43 per share, favorable transitional tax adjustment related to US tax reform recorded in the prior year. Excluding the impact of non-GAAP adjustments, the third quarter 2019 tax rate was 17.9% (the implied rate reflected in the Company's Adjusted EPS), down from 19.6% in the prior year quarter. The Company's Chinese JVs contributed $0.04 to both GAAP and adjusted EPS, up from $0.01 in the prior year period due to favorable timing. Net currency movements had a 2% negative impact on sales and a $1.0 million negative impact on operating profits; the translation impact of net currency movements was negative $0.01 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). The most significant adjustment to third quarter 2019 results were purchase accounting expenses of $0.13 per share (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization associated with AMS acquisitions). Other non-GAAP adjustments included $0.05 per share of restructuring expenses in the EP segment related to cost reduction activities. The most significant non-GAAP adjustments in the third quarter of 2018 were the $0.25 per share benefit from the contingent liability revaluation, the $0.43 per share gain from the transitional tax adjustment, and purchase accounting expenses of $0.12 per share.

2019 Year-to-Date Financial Results

Advanced Materials & Structures segment sales were $373.3 million, up 4%. Consistent with first half results, strong increases in transportation products, driven by paint protection films and glass lamination, led the portfolio. Filtration sales, supported by RO water application growth, also continued to drive organic sales gains. Medical products sales increased, led by the consumer finger bandage category. Infrastructure and construction and industrial sales both declined versus prior year. GAAP operating profit was $54.6 million, or 14.6% of sales, up 38%. Adjusted operating profit was $69.9 million, up 24%, with margin expanding 310 basis points to 18.7%. Sales growth, reduced fixed costs, SG&A improvements, and lower polypropylene resin input costs drove the increased profitability.

Engineered Papers segment sales were $411.0 million, down 5%, but down 1% absent negative currency impacts due mostly to a lower Euro. Positive price/mix performance of 8% nearly offset a volume decline of 9%. Price/mix benefited from contractual wood pulp-based price escalators as well as a higher mix of LIP and wrapper and binder volumes. The volume decline was driven primarily by lower traditional RTL and HnB products, in part due to a difficult HnB comparison to the first half of 2018 when customers were launching new products, and the continued de-emphasis of lower margin non-tobacco products. Cigarette paper volumes were flat. GAAP operating profit was $88.5 million, or 21.5% of sales, down 7%. Adjusted operating profit was $92.0 million, down 3%, with adjusted operating margin increasing 50 basis points to 22.4%. Year-to-date margins reflect a soft first quarter 2019 from higher raw material costs and manufacturing inefficiencies, whereas the subsequent quarters showed significant sequential improvement over the first quarter from both manufacturing efficiencies and easing wood pulp input costs. Currency movements resulted in a negative $3.3 million impact to operating profit.

Unallocated GAAP and adjusted expenses were each $33.9 million, up $7.9 million, and were 4.3% of total sales, up 100 basis points. The primary drivers of the increase were higher deferred compensation expenses as a result of positive stock price performance relative to 2018 and higher IT expenses to support growth initiatives.

Consolidated sales were $784.3 million, down 1%. GAAP operating profit was $109.2 million, up 1%, and GAAP operating profit margin was 13.9%. Adjusted operating profit was $128.0 million, up 2%, and adjusted operating profit margin was 16.3%, up 50 basis points. Adjusted EBITDA was $156.3 million, up 1%, and adjusted EBITDA margin was 19.9%, up 30 basis points. GAAP income was $65.6 million, versus $87.6 million, and included $6.7 million, or $0.21 per share, of net tax assessment expenses in Brazil; this equated to GAAP EPS of $2.12. Adjusted income was $85.1 million, up 5%; this equated to Adjusted EPS of $2.75.

Interest expense was $29.6 million, up $9.5 million, reflecting $7.1 million of interest related to the Brazil tax assessments and $2.4 million of higher effective interest rates on debt as a result of the bond issuance during the third quarter of 2018. Other expense was $1.6 million and included $2.2 million of expenses related to the Brazil tax assessments, down from other income of $10.4 million, as the prior year period reflected a $10.2 million benefit, or $0.25 per share, from a contingent liability revaluation.

The Company reported a tax rate of 16.4%, versus 10.6% in the prior year period. The increase is primarily due to the $13.0 million, or $0.43 per share, favorable transitional tax adjustment related to US tax reform recorded in the prior year. Excluding the impact of non-GAAP adjustments, the year-to-date 2019 tax rate was 20.2% (the implied rate reflected in the Company's Adjusted EPS), down from 23.0% in the prior year period. The Company's Chinese JVs generated a $0.01 of both GAAP and adjusted EPS versus a $0.02 per share loss in the prior year period. Net currency movements had a 2% negative impact on sales and a $3.8 million negative impact on operating profits; the translation impact of net currency movements was negative $0.07 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). Included in year-to-date results (recorded in 2Q:19) is a negative $0.21 per share tax assessment from pre-2000 activities in Brazil related to raw material imports/exports (unfavorable) and social security taxes (favorable partial offset). The majority of the expenses consist of interest and penalties. Purchase accounting expenses were $0.41 per share (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization associated with AMS acquisitions) and restructuring and impairment expenses were $0.06 per share in the EP segment related to cost reduction activities. The most significant non-GAAP adjustments in the prior year period were $0.42 per share of purchase accounting expenses, the $0.25 benefit from the contingent liability revaluation, and the $0.43 gain from the transitional tax adjustment.

Cash Flow, Debt, & Dividend

Year-to-date 2019 cash provided by operating activities was $118.9 million, versus $93.0 million in the prior year period. The Company's working capital-related cash outflows were $9.1 million, compared to $31.3 million in 2018 due primarily to favorable accounts receivables balances. Capital spending and capitalized software totaled $23.9 million, up $3.0 million, due primarily to planned capacity expansions for our filtration and transportation products and IT investments to support growth. Free cash flow was $95.0 million, up from $72.1 million, due to the higher operating cash flow. Year-to-date, the Company has paid dividends to stockholders totaling $40.8 million.

Total debt was $561.6 million on September 30, 2019, down $60.5 million from year end 2018; net debt was $476.7 million on September 30, 2019, down $51.6 million from year end 2018. Pursuant to the debt covenants, the Company's net debt to adjusted EBITDA was approximately 2.3x as of September 30, 2019, down from 2.5x from year end 2018.

The Company announced a quarterly cash dividend of $0.44 per share. The dividend will be payable on December 20, 2019 to stockholders of record as of November 29, 2019.

Conference Call

SWM will hold a conference call to review third quarter 2019 results with investors and analysts at 8:30 a.m. Eastern time on Tuesday, November 5, 2019. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's Web site under the Investor Relations section in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global performance materials company. Our highly engineered papers, films, nets and nonwovens are designed and manufactured using natural fibers and polymers for a variety of industries and applications. We provide our customers with critical components that enhance the performance of their products. End markets served include filtration, transportation, infrastructure and construction, medical, industrial, tobacco, energy, food services and home décor. SWM and its subsidiaries manufacture on four continents conduct business in over 90 countries and employ approximately 3,400 people worldwide. For further information, please visit SWM’s web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that are subject to the safe harbor created by such laws and other legal protections.  Forward-looking statements include, without limitation, those regarding 2019 guidance and future performance, 2019 capital expenditures, future market and EPS trends, sales and volume trends, growth prospects, capital spending, currency rates and trends and impact on EPS, future cash flows, the Tax Act, effective tax rates, diversification efforts of our AMS segment, future results of AMS operations, future growth of non-tobacco sales, and other statements generally identified by words such as "believe," "expect," "intend," "guidance," "plan," "forecast," "potential," "anticipate," "confident," "project," "appear," "future," "should," "likely," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and certain risks, uncertainties (some of which are beyond the Company’s control) and assumptions that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2018, which can be found at the SEC’s website www.sec.gov, as well as the following factors:

•
Changes in sales or production volumes, pricing and/or manufacturing costs of Recon products, cigarette paper (including for LIP cigarettes), including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products, new technologies such as e-cigarettes, inventory adjustments and rebalancings in our EP segment. Additionally, competition and changes in AMS end-market products due to changing customer demands;

•	Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting and due to impact of tariffs;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•
Changes in the source and intensity of competition in our commercial segments. We operate in highly competitive markets in which alternative supplies and technologies may attract our customers away from our products. In additional, our customers may, in some cases, produce for themselves the components that the Company sells to them for incorporation into their products, thus reducing or eliminating their purchases from us;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

•
Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Seasonal or cyclical market and industry fluctuations which may result in reduced net sales and operating profits during certain periods;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, could impact the sales and profitability of our products;

•	Adverse changes in the oil, gas, automotive, construction and infrastructure, and mining sectors impacting key AMS segment customers;

•	Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs;

•	Employee retention and labor shortages;

•
Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including loi de Securisation de l'emploi, unionization rule and regulations by the National Labor Relations Board, equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•	The impact of tariffs, and the imposition of any future additional tariffs and other trade barriers, and the effects of retaliatory trade measures;

•
Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•	New reports as to the effect of smoking on human health or the environment;

•
Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the euro and Real) and on interest rates and the effects of the ongoing discussions between the U.K. and European Union to determine the terms and timing of the U.K.'s withdrawal from the European Union;

•	Changes in the method pursuant to which LIBOR rates are determined and the potential phasing out of LIBOR after 2021;

•	Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

•
The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•
Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•
International conflicts and disputes, such as those involving the Russian Federation, Korea and the Middle East, which restrict our ability to supply products into affected regions, due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, and other commercial activities in troubled regions;

•	Compliance with the FCPA and other anti-corruption laws or trade control laws, as well as other laws governing our operations;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•
The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil, France and Germany;

•	The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the Glatz's German Patent Court invalidation proceedings;

•
Recent changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain and could be material, in addition to the extent to which states may conform to the newly enacted federal tax law as well as the impact of the tax reform on holders of our common stock;

•	Risks associated with our technological advantages in our intellectual property and the likelihood that our current technological advantages are unable to continue indefinitely;

•
Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•
Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•
Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades or changes to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•	Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•	Changes in construction and infrastructure spending and its impact on demand for certain products;

•	Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2018, and other reports we file from time to time, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this release. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, income tax provision, capital spending, capitalized software, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency to the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not intended to be considered in isolation or as alternatives or substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared and presented in accordance with GAAP. The non-GAAP financial measures used in this release may be different from the measures used by other companies.

(Tables to Follow)

SOURCE SWM:

CONTACT

Andrew Wamser
Chief Financial Officer
+1-770-569-4271

Or

Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
AMS	$126.1	$120.8	4.4%	$373.3	$360.1	3.7%
EP	130.3	139.5	(6.6)%	411.0	432.5	(5.0)%
Total Consolidated	$256.4	$260.3	(1.5)%	$784.3	$792.6	(1.0)%

Operating Profit
	Three Months Ended September 30,				Nine Months Ended September 30,
			Return on Net Sales				Return on Net Sales
	2019	2018	2019	2018	2019	2018	2019	2018
AMS	$19.3	$11.9	15.3%	9.9%	$54.6	$39.5	14.6%	11.0%
EP	27.3	27.5	21.0%	19.7%	88.5	94.7	21.5%	21.9%
Unallocated	(12.0)	(8.3)			(33.9)	(26.0)
Total Consolidated	$34.6	$31.1	13.5%	11.9%	$109.2	$108.2	13.9%	13.7%

Non-GAAP Adjustments to Operating Profit
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
AMS - Restructuring & Impairment Expenses	$—	$0.4	$—	$1.2
AMS - Purchase Accounting Adjustments	5.1	5.2	15.3	15.6
EP - Restructuring & Impairment Expenses and Tax Assessment	2.2	—	3.5	0.2
Total Consolidated	$7.3	$5.6	$18.8	$17.0

Adjusted Operating Profit *
	Three Months Ended September 30,				Nine Months Ended September 30,
			Return on Net Sales				Return on Net Sales
	2019	2018	2019	2018	2019	2018	2019	2018
AMS	$24.4	$17.5	19.3%	14.5%	$69.9	$56.3	18.7%	15.6%
EP	29.5	27.5	22.6%	19.7%	92.0	94.9	22.4%	21.9%
Unallocated	(12.0)	(8.3)			(33.9)	(26.0)
Total Consolidated	$41.9	$36.7	16.3%	14.1%	$128.0	$125.2	16.3%	15.8%

* Adjusted Operating Profit, a non-GAAP financial measure, is calculated by adding Restructuring & Impairment Expenses and Purchase Accounting Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Operating profit	$34.6	$31.1	$109.2	$108.2
Plus: Restructuring and impairment expense	1.6	0.4	2.0	1.4
Plus: Purchase accounting adjustments	5.1	5.2	15.3	15.6
Plus: Brazil tax assessments	0.6	—	1.5	—
Adjusted Operating Profit	$41.9	$36.7	$128.0	$125.2

Income	$27.7	$40.9	$65.6	$87.6
Plus: Restructuring and impairment expense	1.6	0.4	2.0	1.4
Less: Tax impact of restructuring and impairment expense	(0.2)	(0.1)	(0.3)	(0.4)
Plus: Purchase accounting adjustments	5.1	5.4	15.3	16.3
Less: Tax impact of purchase accounting adjustments	(0.9)	(1.0)	(2.8)	(3.0)
Plus: Brazil tax assessments	—	—	10.8	—
Less: Tax impact of Brazil tax assessments	(1.0)	—	(4.1)	—
Less: Revaluation of contingent consideration	—	(10.2)	—	(10.2)
Plus: Tax impact of revaluation of contingent consideration	—	2.5	—	2.5
Less: Transitional Tax Adjustment	(0.6)	(13.0)	(0.6)	(13.0)
Less: Tax legislative changes, net of other discrete items	(0.5)	—	(0.8)	—
Adjusted Income	$31.2	$24.9	$85.1	$81.2

Earnings per share - diluted	$0.90	$1.33	$2.12	$2.83
Plus: Income per share from discontinued operations	—	—	—	0.01
Earnings per share from continuing operations	0.90	1.33	2.12	2.84
Plus: Restructuring and impairment expense	0.06	0.01	0.07	0.04
Less: Tax impact of restructuring and impairment expense	(0.01)	—	(0.01)	(0.01)
Plus: Purchase accounting adjustments	0.16	0.17	0.50	0.53
Less: Tax impact of purchase accounting adjustment	(0.03)	(0.05)	(0.09)	(0.11)
Plus: Brazil tax assessments	—	—	0.35	—
Less: Tax impact of Brazil tax assessments	(0.03)	—	(0.14)	—
Plus: Revaluation of contingent consideration	—	(0.33)	—	(0.33)
Less: Tax impact of revaluation of contingent consideration	—	0.08	—	0.08
Less: Transitional Tax Adjustment	(0.02)	(0.43)	(0.02)	(0.43)
Less: Tax legislative changes, net of other discrete items	(0.02)	—	(0.03)	—
Adjusted Earnings Per Share - Diluted	$1.01	$0.78	$2.75	$2.61

Brazil Tax Assessments - YTD Financial Statement Classification and Impact

Income Statement Classification	(Expense) Benefit	Diluted Earnings per Share
Cost of products sold [1]	$(1.5)	$(0.05)
Operating profit [1]	(1.5)	(0.05)
Other expense [2]	(2.2)	(0.07)
Interest expense [2]	(7.1)	(0.23)
Income from continuing operations before income taxes	(10.8)	(0.35)
Income tax benefit	4.1	0.14
Net income	$(6.7)	$(0.21)
1 Cost of products sold reflects the net of $2.6 million of expense associated with the Raw Materials Assessment and $1.1 million benefit associated with the Social Security Assessment. Amounts are reflected in Engineered Papers reporting segment in segment disclosures.
2 Other expense includes penalties and fees associated with the Raw Materials Assessment. Interest expense relates to the Raw Materials Assessment.
NOTE: During the third quarter of 2019, the Company reclassified $0.6 million of Interest expense related to the Brazil tax assessments (recorded during 2Q:19) to Cost of products sold and increased the Income tax benefit by $1.0 million. There is a $1.0 million increase in Net income for 3Q:19 and YTD as a result of the revised tax benefit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income	$27.7	$41.0	$65.6	$87.3
Plus: Loss from discontinued operations	—	(0.1)	—	0.3
Income from continuing operations	27.7	40.9	65.6	87.6
Plus: Interest expense on debt	7.3	7.3	22.5	20.1
Plus: Interest expense (benefit) on Brazil tax assessments	(0.6)	—	7.1	—
Plus: Provision for income taxes	3.2	(5.6)	12.8	10.4
Plus: Depreciation & amortization	14.6	15.0	43.6	45.5
Plus: Restructuring and impairment expense	1.6	0.4	2.0	1.4
Plus: (Income) loss from equity affiliates	(1.3)	(0.3)	(0.4)	0.5
Plus: Other (income) expense, net	(1.7)	(11.2)	1.6	(10.4)
Plus: Brazil tax assessments	0.6	—	1.5	—
Adjusted EBITDA from continuing operations	$51.4	$46.5	$156.3	$155.1

AMS adjusted EBITDA	$27.8	$21.0	$79.9	$67.6
EP adjusted EBITDA	35.4	33.9	109.6	113.5
Unallocated adjusted EBITDA	(11.8)	(8.4)	(33.2)	(26.0)
Adjusted EBITDA from continuing operations	$51.4	$46.5	$156.3	$155.1

Cash provided by operating activities	$63.9	$37.1	$118.9	$93.0
Less: Capital spending	(4.8)	(6.1)	(20.0)	(19.8)
Less: Capitalized software costs	(1.1)	(0.5)	(3.9)	(1.1)
Free Cash Flow	$58.0	$30.5	$95.0	$72.1

			September 30, 2019	December 31, 2018

Total Debt			$561.6	$622.1
Less: Cash			84.9	93.8
Net Debt			$476.7	$528.3